Exhibit 99.1

China INSOnline Corp. Entered Into Letter of Intent to Merge With Dingneng Bio-Technology

NEW YORK, NY-- China INSOnline Corp. (NASDAQ:CHIO - News) announced today that it has entered into a letter of intent dated September 27, 2010 related to a proposed transaction offered by Dingneng Bio-Technology Co., Ltd. ("Dingneng") to acquire common shares of CHIO through merger, direct exchange or any other form in one or a series of mutually agreed upon transactions. In connection with the transaction, Dingneng will become a subsidiary of CHIO.

The proposed transaction is subject to satisfactory completion of due diligence by Dingneng, the execution of definitive agreements, the approval from the related regulatory bodies and the approvals of both the board of directors and the shareholders of CHIO and Dingneng.

There is no assurance that any definitive agreement will be entered into, that any proposed transaction will be approved by the shareholders of CHIO or that any transaction will be completed as a result of the execution of the letter of intent.

About China INSOnline Corp.

China INSOnline Corp., incorporated in Delaware and headquartered in Beijing, is a licensed insurance agency in the People's Republic of China ("China"). Representing major insurance underwriting firms in China, the Company offers online automobile, property and life insurance agency services through its industry web portal, www.soobao.cn. The Company's online platform also provides consumers, agents and insurance companies with online transaction capabilities, advertising, online inquiry, news circulation, statistical analysis and software development services. For additional information, please visit www.china-insonline.com. Recently, since the last fiscal quarter of 2010, the operations of CHIO are winding down due to adverse competition environment.

About Dingneng Bio-Technology Co. Ltd.

Dingneng Bio-Technology Co., Ltd., organized under the laws of the People's Republic of China ("Dingneng"), is a leading green energy company that engages in bio-diesel production, refinement and distribution in Southern China. Dingbeng has its own patents and specializes in extracting raw oil from plant sapindus mukorossi and refining into industrial standard bio-diesel. With well-established raw material supply and comprehensive refined bio-diesel distribution networks, Dingneng is one of the most competitive green energy suppliers in China.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs, and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Contact:
IR Department
Tel: +1 212 945 7558
Email: ir@soobao.cn
www.china-insonline.com